Exhibit 99.1

Landsea Homes Reports Second Quarter 2023 Results

Second Quarter 2023 Highlights

•Net income attributable to Landsea Homes of $4.9 million, or $0.12 per diluted share
•Total revenue of $293.2 million
•Pretax income of $7.5 million
•Adjusted EBITDA of $27.0 million
•Total homes delivered of 539
•Net new home orders increased 5% to 565 with an order value of $324.4 million
•Quarter-end homes in backlog of 722 for a total of $455.8 million
•Repurchased 969,000 shares of common stock for $7.5 million
•Book value per share of $16.77

Dallas, Texas – August 1, 2023 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the second quarter ended June 30, 2023. For the quarter, the Company reported pretax net income of $7.5 million, and net income of $4.9 million, or $0.12 per share. Prior year reported pretax net income was $23.2 million with net income of $14.9 million, or $0.34 per share. Adjusted net income (a non-GAAP measure) was $13.0 million or $0.33 per share. For the prior year period adjusted net income was $30.8 million, or $0.71 per share.

Management Commentary

“Landsea Homes made solid progress on a number of fronts in the second quarter of 2023, generating healthy profits and strong order results while executing on its long-term strategy of continued market expansion”, said John Ho, Landsea Homes’ Chief Executive Officer. “We recorded net income of $4.9 million for the quarter, or $0.12 per diluted share, largely driven by a new home delivery total that came in well in excess of our stated guidance. We were able to sell and close homes in a more timely manner during the quarter thanks in large part to improvements we’ve seen with the supply chain and product availability. We are optimistic that we’ll see further improvement in the back half of the year.”

Mr. Ho continued, “We remain focused on scaling our operations in high-growth markets to achieve better economies of scale. To that end, we announced the closing of a $250.0 million private placement notes offering last month, which will provide us with the necessary capital to fuel the next phase of our company’s growth. We have made great strides in establishing a significant presence in our markets through both acquisitions and organic growth, and we look forward to building on that success in the near future.”

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited
Mr. Ho concluded, “We believe that housing industry fundamentals continue to favor the new home market due to a lack of existing home inventory, and that Landsea is well positioned to capitalize on this dynamic. We have strategically expanded into some of the best and fastest growing MSAs in the country with great long-term demand outlooks. In addition, our High-Performance Home series is designed to stand out from the competition and appeal to today’s entry level and first move-up buyer. As a result, I remain confident in our company’s prospects for the remainder of the year and beyond.”

Operating Results

Total revenue was $293.2 million in the second quarter, down 20.5% compared to the second quarter of 2022, primarily driven by a 5.8% decrease in homes closed and a 11.7% decrease in average sales price.

New homes delivered totaled 539 homes at an average sales price of $541,000 compared to 572 homes delivered at an average sales price of $613,000 in the second quarter of 2022.

Net new home orders were 565 homes with a dollar value of $324.4 million, an average sales price of $574,000 and a monthly absorption rate of 3.3 sales per active community. This compares to 538 homes with a dollar value of $322.5 million, an average sales price of $599,000 and a monthly absorption rate of 3.3 sales per active community in the prior year period. Strong demand continued throughout the quarter and into July. As a percentage of gross orders, cancellations equaled 11.0% as compared to 15.9% in the prior quarter and 11.1% a year ago.

Total homes in backlog were 722 homes with a dollar value of $455.8 million and an average sales price of $631,000 at June 30, 2023. This compares to 1,571 homes with a dollar value of $902.1 million and an average sales price of $574,000 at June 30, 2022.

Total lots owned or controlled at June 30, 2023, was 11,008 compared to 13,017 at June 30, 2022. We continue to leverage our asset-light strategy, controlling 54.4% of our lots at the end of the second quarter of 2023.

Home sales gross margin was 17.4% compared to 21.3% in the prior year period. Excluding a $4.7 million inventory impairment, our home sales gross margin was 19.0%. Adjusted home sales gross margin (a non-GAAP measure) was 23.5% compared to 29.1% in the prior year period. The decrease was primarily attributed to the increase in sales discounts and incentives.

Net income attributable to Landsea Homes was $4.9 million compared to $14.9 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $13.0 million compared to $30.8 million in the prior year period. Net income per share on a fully diluted basis was $0.12 compared to $0.34 in the second quarter of 2022. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $0.33 compared to $0.71 in the second quarter of 2022.

Adjusted EBITDA (a non-GAAP measure) was $27.0 million compared to $56.6 million in the prior year period.

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited
Balance Sheet

As of June 30, 2023, the Company had total liquidity of $261.1 million consisting of cash and cash equivalents and cash held in escrow of $76.1 million and $185.0 million in availability under the Company’s $675.0 million unsecured revolving credit facility. Total debt was $482.7 million compared to $505.4 million at December 31, 2022.

Landsea Homes’ ratio of debt to capital was 40.4% at June 30, 2023 and the Company’s net debt to total capital (a non-GAAP measure) was 34.0% at June 30, 2023.

2023 Outlook

Third quarter 2023
•New home deliveries anticipated to be in the range of 400 to 475
•Delivery ASPs expected to be in the range of $535,000 to $545,000
•Home sales gross margin of approximately 19%

Full year 2023
•New home deliveries anticipated to be in the range of 1,900 to 2,100
•Delivery ASPs expected to be in the range of $550,000 to $560,000

Conference Call

The Company will hold a conference call today at 9:00 a.m. Central Time (10:00 a.m. Eastern time) to discuss its second quarter 2023 results.

•Toll-free dial-in number: 1-877-704-4453
•International dial-in number: 1-201-389-0920

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on August 15, 2023.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 13740019

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited
in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County. Landsea Homes was named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to "Live in Your Element." Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes' High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited
identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:
•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;
•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and
•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Investor Relations Contact:
Drew Mackintosh
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	June 30, 2023	December 31, 2022
	(dollars in thousands)
Assets
Cash and cash equivalents	$74,186	$123,634
Cash held in escrow	1,904	17,101
Real estate inventories	1,125,109	1,093,369
Due from affiliates	4,110	3,744
Goodwill	68,639	68,639
Other assets	132,623	134,009
Total assets	$1,406,571	$1,440,496

Liabilities
Accounts payable	$72,899	$74,445
Accrued expenses and other liabilities	138,446	149,426
Due to affiliates	884	884
Notes and other debts payable, net	482,736	505,422
Total liabilities	694,965	730,177

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,378,576 issued and 39,183,181 outstanding as of June 30, 2023, 42,110,794 issued and 40,884,268 outstanding as of December 31, 2022	4	4
Additional paid-in capital	490,741	497,598
Retained earnings	166,513	158,348
Total stockholders’ equity	657,258	655,950
Noncontrolling interests	54,348	54,369
Total equity	711,606	710,319
Total liabilities and equity	$1,406,571	$1,440,496

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$291,512	$350,807	$532,137	$648,773
Lot sales and other	1,732	17,872	2,847	36,133
Total revenues	293,244	368,679	534,984	684,906

Cost of sales
Home sales	240,835	276,156	437,889	511,858
Lot sales and other	1,748	14,438	2,461	29,809
Total cost of sales	242,583	290,594	440,350	541,667

Gross margin
Home sales	50,677	74,651	94,248	136,915
Lot sales and other	(16)	3,434	386	6,324
Total gross margin	50,661	78,085	94,634	143,239

Sales and marketing expenses	18,334	24,155	34,742	43,303
General and administrative expenses	25,980	27,037	48,760	49,623
Total operating expenses	44,314	51,192	83,502	92,926

Income from operations	6,347	26,893	11,132	50,313

Other income (loss), net	1,159	(1,907)	2,114	(1,644)
Loss on remeasurement of warrant liability	—	(1,760)	—	(7,315)
Pretax income	7,506	23,226	13,246	41,354

Provision for income taxes	1,640	8,372	3,257	13,439

Net income	5,866	14,854	9,989	27,915
Net income (loss) attributable to noncontrolling interests	919	(81)	1,824	(85)
Net income attributable to Landsea Homes Corporation	$4,947	$14,935	$8,165	$28,000

Income per share:
Basic	$0.12	$0.34	$0.20	$0.62
Diluted	$0.12	$0.34	$0.20	$0.62

Weighted average common shares outstanding:
Basic	39,891,982	43,081,762	39,944,549	44,208,307
Diluted	39,971,731	43,200,467	40,059,731	44,383,407

Home Deliveries and Home Sales Revenue

	Three Months Ended June 30,
	2023			2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	160	$70,590	$441	154	$69,176	$449	4%	2%	(2)%
California	115	99,516	865	133	107,687	810	(14)%	(8)%	7%
Florida	264	121,406	460	252	109,084	433	5%	11%	6%
Metro New York	—	—	N/A	28	59,926	2,140	N/A	N/A	N/A
Texas	—	—	N/A	5	4,934	987	N/A	N/A	N/A
Total	539	$291,512	$541	572	$350,807	$613	(6)%	(17)%	(12)%

	Six Months Ended June 30,
	2023			2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	330	$143,124	$434	297	$131,191	$442	11%	9%	(2)%
California	200	166,774	834	261	223,239	855	(23)%	(25)%	(2)%
Florida	476	216,396	455	523	215,625	412	(9)%	—%	10%
Metro New York	1	1,649	1,649	32	67,626	2,113	(97)%	(98)%	(22)%
Texas	4	4,194	1,049	11	11,092	1,008	(64)%	(62)%	4%
Total	1,011	$532,137	$526	1,124	$648,773	$577	(10)%	(18)%	(9)%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended June 30,
	2023				2022				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	186	$79,263	$426	3.6	133	$64,962	$488	3.4	40%	22%	(13%)	6%
California	216	181,466	840	5.9	115	112,070	975	3.5	88%	62%	(14%)	69%
Florida	163	63,686	391	1.9	287	139,692	487	3.6	(43)%	(54)%	(20%)	(47)%
Metro New York(1)	—	—	N/A	—	—	2,874	N/A	—	N/A	N/A	N/A	N/A
Texas	—	—	N/A	—	3	2,914	971	0.5	N/A	N/A	N/A	N/A
Total	565	324,415	$574	3.3	538	322,512	$599	3.3	5%	1%	(4)%	—%
(1)    During the three months ended June 30, 2022, the Metro New York segment had one cancellation and one sale.

	Six Months Ended June 30,
	2023				2022				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	338	$142,008	$420	3.4	272	$139,023	$511	3.9	24%	2%	(18)%	(13)%
California	380	317,693	836	5.3	289	274,245	949	4.3	31%	16%	(12)%	23%
Florida	341	143,024	419	2.0	594	279,056	470	3.6	(43)%	(49)%	(11)%	(44)%
Metro New York	—	—	N/A	—	13	37,190	2,861	2.2	N/A	N/A	N/A	N/A
Texas	4	4,194	1,049	1.3	7	7,096	1,014	0.5	(43)%	(41)%	3%	160%
Total	1,063	$606,919	$571	3.1	1,175	$736,610	$627	3.6	(10)%	(18)%	(9)%	(14)%
Average Selling Communities

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Arizona	17.0	13.0	31%	16.5	11.5	43%
California	12.3	11.0	12%	12.0	11.3	6%
Florida	28.0	26.7	5%	28.8	27.7	4%
Metro New York	—	1.0	(100)%	—	1.0	(100)%
Texas	—	2.0	(100)%	0.5	2.5	(80)%
Total	57.3	53.7	7%	57.8	54.0	7%
Backlog

	June 30, 2023			June 30, 2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	113	$48,871	$432	397	$189,064	$476	(72)%	(74)%	(9)%
California	259	229,365	886	284	277,382	977	(9)%	(17)%	(9)%
Florida	350	177,525	507	876	407,066	465	(60)%	(56)%	9%
Metro New York	—	—	N/A	6	20,251	3,375	N/A	N/A	N/A
Texas	—	—	N/A	8	8,352	1,044	N/A	N/A	N/A
Total	722	$455,761	$631	1,571	$902,115	$574	(54)%	(49)%	10%

Lots Owned or Controlled

	June 30, 2023			June 30, 2022
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	2,040	1,389	3,429	2,362	2,285	4,647	(26)%
California	574	1,708	2,282	684	2,078	2,762	(17)%
Florida	2,366	1,687	4,053	1,690	2,954	4,644	(13)%
Metro New York	2	—	2	18	—	18	(89)%
Texas	38	1,204	1,242	28	918	946	31%
Total	5,020	5,988	11,008	4,782	8,235	13,017	(15)%
Home Sales Gross Margins
Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended June 30,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$291,512	100.0%	$350,807	100.0%
Cost of home sales	240,835	82.6%	276,156	78.7%
Home sales gross margin	50,677	17.4%	74,651	21.3%
Add: Interest in cost of home sales	7,276	2.5%	14,704	4.2%
Add: Real estate inventories impairment	4,700	1.6%	—	—%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	62,653	21.5%	89,355	25.5%
Add: Purchase price accounting for acquired inventory	5,710	2.0%	12,812	3.7%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$68,363	23.5%	$102,167	29.1%

	Six Months Ended June 30,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$532,137	100.0%	$648,773	100.0%
Cost of home sales	437,889	82.3%	511,858	78.9%
Home sales gross margin	94,248	17.7%	136,915	21.1%
Add: Interest in cost of home sales	11,818	2.2%	21,086	3.3%
Add: Real estate inventories impairment	4,700	0.9%	—	—%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	110,766	20.8%	158,001	24.4%
Add: Purchase price accounting for acquired inventory	10,195	1.9%	30,550	4.7%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$120,961	22.7%	$188,551	29.1%
EBITDA and Adjusted EBITDA
The following table presents EBITDA and Adjusted EBITDA for the three months ended June 30, 2023 and 2022. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) write-off of deferred offering costs, (ix) abandoned projects costs, (x) the impact of income or loss allocations from our unconsolidated joint ventures, and (xi) loss on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended June 30,
	2023	2022
	(dollars in thousands)
Net income	$5,866	$14,854
Provision for income taxes	1,640	8,372
Interest in cost of sales	7,319	14,737
Interest relieved to equity in net income of unconsolidated joint ventures	—	35
Depreciation and amortization expense	1,139	1,440
EBITDA	15,964	39,438
Real estate inventories impairment	4,700	—
Purchase price accounting in cost of home sales	5,710	12,812
Transaction costs	18	257
Write-off of offering costs	436	—
Abandoned project costs	197	—
Equity in net income of unconsolidated joint ventures, excluding interest relieved	—	(105)
Loss on debt extinguishment or forgiveness	—	2,476
Loss on remeasurement of warrant liability	—	1,760
Adjusted EBITDA	$27,025	$56,638

	Six Months Ended June 30,
	2023	2022
	(dollars in thousands)
Net income	$9,989	$27,915
Provision for income taxes	3,257	13,439
Interest in cost of sales	11,872	21,126
Interest relieved to equity in net income of unconsolidated joint ventures	—	70
Depreciation and amortization expense	2,557	3,063
EBITDA	27,675	65,613
Real estate inventories impairment	4,700	—
Purchase price accounting in cost of home sales	10,195	30,550
Transaction costs	33	1,205
Write-off of offering costs	436	—
Abandoned project costs	312	—
Equity in net income of unconsolidated joint ventures, excluding interest relieved	—	(139)
Loss on debt extinguishment or forgiveness	—	2,496
Loss on remeasurement of warrant liability	—	7,315
Adjusted EBITDA	$43,351	$107,040
Adjusted Net Income
Adjusted Net Income attributable to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income attributable to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, Merger related transaction costs, loss (gain) on debt extinguishment or forgiveness, inventory impairment, and loss on remeasurement of warrant liability, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended June 30,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$4,947	$14,935

Real estate inventories impairment	4,700	—
Pre-Merger capitalized related party interest included in cost of sales	545	1,600
Equity in net income of unconsolidated joint ventures	—	(70)
Purchase price accounting for acquired inventory	5,710	12,812
Loss on debt extinguishment or forgiveness	—	2,476
Loss on remeasurement of warrant liability	—	1,760
Total adjustments	10,955	18,578
Tax-effected adjustments (1)	8,075	16,566

Adjusted net income attributable to Landsea Homes Corporation	$13,022	$31,501

Net income attributable to Landsea Homes Corporation	$4,947	$14,935
Less: undistributed earnings allocated to participating shares	—	(339)
Net income attributable to common stockholders	$4,947	$14,596

Adjusted net income attributable to Landsea Homes Corporation	$13,022	$31,501
Less: adjusted undistributed earnings allocated to participating shares	—	(715)
Adjusted net income attributable to common stockholders	$13,022	$30,786

Earnings per share
Basic	$0.12	$0.34
Diluted	$0.12	$0.34

Adjusted earnings per share
Basic	$0.33	$0.71
Diluted	$0.33	$0.71

Weighted average common shares outstanding used in EPS - basic	39,891,982	43,081,762
Weighted average common shares outstanding used in EPS - diluted	39,971,731	43,200,467
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Six Months Ended June 30,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$8,165	$28,000

Real estate inventories impairment	4,700	—
Pre-Merger capitalized related party interest included in cost of sales	1,263	3,117
Equity in net income of unconsolidated joint ventures	—	(69)
Purchase price accounting for acquired inventory	10,195	30,550
Loss on debt extinguishment or forgiveness	—	2,496
Loss on remeasurement of warrant liability	—	7,315
Total adjustments	16,158	43,409
Tax-effected adjustments (1)	11,910	36,272

Adjusted net income attributable to Landsea Homes Corporation	$20,075	$64,272

Net income attributable to Landsea Homes Corporation	$8,165	$28,000
Less: undistributed earnings allocated to participating shares	—	(619)
Net income attributable to common stockholders	$8,165	$27,381

Adjusted net income attributable to Landsea Homes Corporation	$20,075	$64,272
Less: adjusted undistributed earnings allocated to participating shares	—	(1,420)
Adjusted net income attributable to common stockholders	$20,075	$62,852

Earnings per share
Basic	$0.20	$0.62
Diluted	$0.20	$0.62

Adjusted earnings per share
Basic	$0.50	$1.42
Diluted	$0.50	$1.42

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	39,944,549	44,208,307
Weighted average common shares outstanding used in EPS - diluted	40,059,731	44,383,407
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Total Capital
The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).
The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.
See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	June 30, 2023	December 31, 2022
	(dollars in thousands)
Total notes and other debts payable, net	$482,736	$505,422
Total equity	711,606	710,319
Total capital	$1,194,342	$1,215,741
Ratio of debt to capital	40.4%	41.6%

Total notes and other debts payable, net	$482,736	$505,422
Less: cash, cash equivalents, and restricted cash	74,186	123,634
Less: cash held in escrow	1,904	17,101
Net debt	406,646	364,687

Total capital	$1,194,342	$1,215,741
Ratio of net debt to total capital	34.0%	30.0%